Exhibit 99.1

IDEXX Laboratories Announces Two-for-One Stock Split and Increase in Share Repurchase Program

WESTBROOK, Maine, May 6, 2015 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX) today announced that its Board of Directors approved a two-for-one split of its outstanding common stock. The stock split will be effected in the form of a 100% common stock dividend. Stockholders of record as of the close of business on May 18, 2015 will be issued one additional share for each share of common stock held on such date. The additional shares of common stock will be distributed on or about June 15, 2015. It is anticipated that the Company's common stock will begin trading on a post-split basis on the business day following the distribution date. The stock split will double the number of outstanding common shares to approximately 94 million based on the number of shares outstanding as of April 30, 2015.

The full year 2015 outlook provided on April 28, 2015 as part of the IDEXX earnings release projected an earnings per share ("EPS") range of $4.14 to $4.24. The EPS range on a post-split basis will now be $2.07 to $2.12.

The Board of Directors has also authorized the repurchase by the Company of up to an additional 8.0 million shares of its common stock under its ongoing share repurchase program. Repurchases may be made in the open market (including through Rule 10b5-1 plans) or in negotiated transactions. These shares are in addition to the 2.2 million shares remaining under the Company's share repurchase program as of April 30, 2015, pursuant to previous Board authorization. The timing and amount of any repurchases will be at the discretion of the Company's management. The increase in the share repurchase authorization will be effective on June 15, 2015 after distribution of the above described stock dividend.

About IDEXX Laboratories
IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 6,000 people and offers products to customers in over 175 countries.

Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company's filings with the United States Securities and Exchange Commission (which are available from the SEC's EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company's website at www.idexx.com).

Contact: Ed Garber, Investor Relations, 1-207-556-8155

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